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                                                                      Exhibit 12


                    GTE FLORIDA INCORPORATED AND SUBSIDIARY

          STATEMENT OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)



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
                                                                                   Nine Months
                                                                                      Ended
                                                                                  September 30,
                                                                                       1995
                                                                                  -------------
                 Net earnings available for fixed charges:
                     Net income                                                    $  124,921
                     Add - Income tax expense                                          75,950
                             - Fixed charges                                           55,052
                                                                                   ----------
                 Adjusted earnings:                                                $  255,923

                 Fixed charges:
                     Interest expense                                              $   48,476
                     Portion of rent expense
                         representing interest                                          6,576
                                                                                   ----------
                 Adjusted fixed charges:                                           $   55,052
                                                                                   ----------
                 CONSOLIDATED RATIO OF EARNINGS TO FIXED
                 CHARGES:                                                                4.65

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